UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 19, 2015

FUTUREFUEL CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-52577	20-3340900
(Commission File Number)	(IRS Employer Identification No.)

8235 Forsyth Blvd., Suite 400
St. Louis, Missouri 63105
(Address of Principal Executive Offices)

(314) 854-8385
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02 – Termination of a Material Definitive Agreement

On March 19, 2014, FutureFuel Corp. (NYSE: FF) (the “Company”) received notice from The Procter & Gamble Company (“P&G”) exercising its right of early termination and advising the Company of its intent to terminate, effective December 31, 2015, the Purchase Agreement entered into as of April 1, 2008 between The Procter & Gamble Manufacturing Company, The Procter & Gamble Distributing LLC and Procter & Gamble International Operations SA, as buyer, and the Company, as seller, as amended (the “Purchase Agreement”). Copies of the Purchase Agreement and subsequent amendments have been filed with the Securities and Exchange Commission as exhibits to the Company’s periodic reports.

P&G indicated that its decision to terminate resulted from its need for flexibility to address declining market trends in the dry laundry additives marketplace. P&G exercised its right to terminate the Purchase Agreement with at least 270 days prior written notice (the “Notification Period”) pursuant to a contractual provision allowing for early termination in the event P&G’s expected annual purchases fell below a certain threshold. The Purchase Agreement will remain in full force and effect during the Notification Period, during which time the parties will have the opportunity to negotiate a mutually acceptable alternative. The Company plans to further discuss options for continuing its business relationship with P&G, but there can be no assurance that such efforts will be successful. If no such alternative is reached, the Purchase Agreement will terminate effective December 31, 2015, one year prior to the stated termination date of the Purchase Agreement.

The Company’s revenues related to the Purchase Agreement were reported as $43,927,000 for the fiscal year 2014. The termination of the Purchase Agreement is expected to have a significant adverse impact on the Company’s revenue, net income and cash flow beginning in fiscal year 2016. The Company will not incur any early termination penalties as a result of the termination of the Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUTUREFUEL CORP.

By: /s/ Paul A. Novelly
Paul A. Novelly, Chairman and CEO

Date: March 25, 2015